Exhibit 10.9

EXECUTION VERSION

February 9, 2018

TRMT CB Lender LLC
c/o Tremont Realty Advisors LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Attention: Douglas Lanois

Re:
Master Repurchase Agreement, dated as of February 9, 2018 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between TRMT CB Lender LLC (“Seller”) and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:
Reference is hereby made to, and this fee letter (this “Fee Letter”) is hereby incorporated by reference into, the Master Repurchase Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Master Repurchase Agreement.
Section 1.Definitions. The following terms shall have the meanings set forth below.
“Applicable Spread” shall mean, with respect to each Purchased Asset, the “Applicable Spread” set forth below unless otherwise agreed to between Seller and Buyer on a case-by-case basis and in each case as set forth in the related Confirmation:

Property Type	Multi Family Asset	Applicable Spread	Commercial Asset	Applicable Spread	Hotel Asset	Applicable Spread
Purchase Price Debt Yield	Greater than or equal to 8.5%	200	Greater than or equal to 9.5%	210	Greater than or equal to 11.0%	225
	Less than 8.5%	225	Less than 9.5%	235	Less than 11.0%	250

Notwithstanding the above, with respect to each Purchased Asset purchased pursuant to a Transaction on a Purchase Date, the “Applicable Spread” may be any other amount determined by Buyer in its sole discretion; provided, that any such change in the Applicable Spread determined by Buyer on a Purchase Date with respect to a Purchased Asset shall not have any effect on the Applicable Spread for Purchased Assets already purchased on prior Purchase Dates.

“Effective Purchase Price Percentage” means, with respect to each Purchased Asset, the quotient of the outstanding Purchase Price divided by the outstanding principal balance of such Purchased Asset.

“Exit Fee” shall mean, with respect to the repurchase of a Purchased Asset, an amount equal to the product of 0.5% multiplied by the then outstanding Purchase Price for such Purchased Asset.
“Facility Amount” shall mean $100,000,000.
“Guarantor Threshold” shall mean $1,000,000.00.
“Margin Amount” shall mean, with respect to any Purchased Asset on any date, an amount equal to the product of (i) the Margin Percentage on such date with respect to such Purchased Asset and (ii) the Purchase Price of such Purchased Asset on such date.
“Margin Percentage” shall mean, with respect to any Purchased Asset as of any date, a percentage equal to the quotient of (i) one (1) divided by (ii) the Purchase Price Percentage for such Purchased Asset as of any such date.

“Minimum Portfolio Purchase Price Debt Yield” shall mean 9.0%.

“Minimum Purchase Price Debt Yield” shall mean 8.0%.
“Mortgaged Property LTV Threshold” shall mean 80%.
“Portfolio Purchase Price Debt Yield” shall mean as of any date of determination the Purchase Price Debt Yield of all Purchased Assets (calculated on a weighted average basis based on outstanding Purchase Price), as determined by Buyer.
“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) LIBOR plus (ii) the Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Article 3(g) of the Master Repurchase Agreement) or the related Confirmation.

“Purchase Price” shall mean, with respect to any Purchased Asset, (a) as of the Purchase Date, (i) the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date, which shall be equal to the amount equal to the product of (A) the Purchase Price Percentage for such Purchased Asset multiplied by (B) the lesser of (x) the unpaid principal balance of such Purchased Asset (without inclusion of any future funding obligation thereunder) and (y) the Market Value of such Purchased Asset, and (b) as of any other date of determination, the amount described in the preceding clause (a) for such Purchased Asset, reduced by (i) any amount of any Margin Deficit transferred by Seller to Buyer pursuant to Article 4 of the Master Repurchase Agreement with respect to such Purchased Asset and applied to reduce the Purchase Price for such Purchased Asset, (ii) the portion of any Principal Payments applied as principal to the Purchase Price of such Purchased Asset by Buyer pursuant to Articles 5(f) and 5(g) of the Master Repurchase Agreement, and (iii) any other payments made by or on behalf of Seller and applied by Buyer to reduce the outstanding Purchase Price, including any such payments pursuant to Article 3(d) of the Master Repurchase Agreement or such applications by Buyer pursuant to Article 13(b)(ii)(D) of the Master Repurchase Agreement, for such Purchased Asset in accordance with the Transaction

Documents, and increased by any amounts constituting Future Funding Advance Draws or Margin Excess Advances paid to Seller with respect to such Purchased Asset pursuant to Article 3(e)(iii) or 3(e)(iv), respectively.
“Purchase Price Debt Yield” shall mean, on any date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the Underwritten Net Cash Flow of the related Mortgaged Property or Mortgaged Properties, as determined by Buyer in its sole good faith discretion, and (B) the denominator of which is the Purchase Price of such Purchased Asset on such date.
“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Purchase Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).
“Purchase Price LTV” shall mean, on any date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the then outstanding Purchase Price of the Purchased Asset, and (B) the denominator of which is the “as-is” appraised value identified on the Appraisal(s) of the related Mortgaged Property or Mortgaged Properties.
“Purchase Price Percentage” shall mean, with respect to any Purchased Asset, 75% (or such other Purchase Price Percentage set forth on the related Confirmation for such Purchased Asset as agreed to by Seller and Buyer on a case by case basis); provided that, unless otherwise agreed in writing by Buyer and Seller:
(i)     as of the related Purchase Date, the Purchase Price Percentage shall not result in a Purchase Price LTV for such Eligible Asset that is equal to or greater than 60% or a Purchase Price Debt Yield that is less than the Minimum Purchase Price Debt Yield, and
(ii)     at any time, the Purchase Price Percentage shall be subject to adjustment by Buyer to the extent necessary to result in a Portfolio Purchase Price Debt Yield that is not less than the Minimum Portfolio Purchase Price Debt Yield.
“Seller Threshold” shall mean $100,000.00.
“Underwritten Net Cash Flow” shall mean, with respect to any one or more Purchased Assets, in-place underwritten net cash flow from the Mortgaged Property or Mortgaged Properties securing such Purchased Asset(s), after deduction for normalized capital expenditure amounts and leasing costs and adjusted for any amounts held in a reserve by Seller (provided such reserve is subject to a first priority perfected security interest in favor of Buyer) or subject to a committed or conditionally committed future funding obligation of Seller pursuant to the Purchased Asset

Documents in an amount determined by Buyer to be adequate, in all cases as determined by Buyer in its sole discretion.
“Unused Fee” shall mean a non-refundable fee that shall be deemed due, earned and payable every third Remittance Date, commencing with the Remittance Date in May 2018, for the prior three-month period from and including the Remittance Date in the first month of such three-month period to but excluding the Remittance Date in the third month of such three-month period, in an amount equal to the product of (i) the positive difference between (A) the aggregate approved Purchase Prices for Eligible Assets which Buyer has approved in its sole discretion pursuant to requests from Seller in accordance with the Transaction Documents as of any date and (B) the average daily aggregate outstanding Purchase Price of all Transactions as of such date, (ii) 0.25% and (iii) the actual number of days during such period of calculation divided by 360. The Non-Utilization Fee shall be paid to the Buyer in arrears on every third Remittance Date for the immediately preceding three-month period.
“Upfront Fee” shall mean a non-refundable fee that shall be deemed due, earned and payable upon the Closing Date equal to the product of (a) 0.50% and (b) Facility Amount as of the Closing Date (i.e., $500,000).
Section 2.    Exit Fee.
Seller shall be required to pay the Exit Fee with respect to any Purchased Asset upon the repurchase of such Purchased Asset prior to the Repurchase Date of such Purchased Asset. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, no Exit Fee shall be payable by Seller with respect to the repurchase of a Purchased Asset: (i) if the source of funds for the repurchase of such Purchased Asset is a sale, refinancing, or repayment by the Mortgagor of such Purchased Asset, (ii) if Seller elects to repurchase such Purchased Asset after a Margin Deficit existed with respect to such Purchased Asset or an Event of Default has occurred and is continuing or (iii) if Seller terminates the Master Repurchase Agreement pursuant to Article 5(j)(viii) or the proviso to Article 13(a)(xvi) of the Master Repurchase Agreement.
Section 3.    Unused Fee.
The Unused Fee shall be fully earned by, and due and payable to, Buyer, and payable by Seller in accordance with the terms of the definition of “Unused Fee” in Section 1 of this Fee Letter.
Section 4.    Amendment.
This Fee Letter may not be amended nor any provision hereof waived or modified except by an instrument in writing signed by the Seller and the Buyer.
Section 5.    GOVERNING LAW.
THIS FEE LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH

LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
Section 6.    Severability.
Each provision of this Fee Letter shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Fee Letter shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Fee Letter.
Section 7.    Confidentiality.
The terms set forth in this Fee Letter shall be kept confidential and shall not be disclosed by Seller, Guarantor or Buyer to any Person except as permitted in accordance with Article 28(j) of the Master Repurchase Agreement.
[SIGNATURES FOLLOW]

Please evidence your agreement to the terms of this Fee Letter by signing a counterpart of this Fee Letter and returning it to the undersigned.

Sincerely,

CITIBANK, N.A., a national banking association

By: /s/ Richard B. Schlenger Name: Richard B. Schlenger Title: Authorized Signatory

[signatures continue on following page]

[Signature Page to Fee Letter]

ACCEPTED AND AGREED:

TRMT CB LENDER LLC, a Delaware limited liability company

By: /s/ David M. Blackman Name: David M. Blackman Title: Chief Executive Officer

[Signature Page to Fee Letter]